Filed Pursuant to Rule 424(b)(2)
Registration No. 333-159072

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Series 2009B Floating Rate Senior Notes due October 21, 2011	$300,000,000	$16,740

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Southern Company’s Registration Statement on Form S-3 (Registation No. 333-159072).

Prospectus Supplement
(to Prospectus dated May 8, 2009)

$300,000,000

Series 2009B Floating Rate Senior Notes
due October 21, 2011

The Southern Company will pay interest on the Series 2009B Senior Notes on the 21st day of January, April, July and October, beginning January 21, 2010. The per annum interest rate on the Series 2009B Senior Notes for each quarterly interest period will be reset quarterly based on the three-month LIBOR rate plus 0.40%.

The Southern Company may not redeem the Series 2009B Senior Notes prior to maturity.

The Series 2009B Senior Notes will be unsecured and will rank equally with all of The Southern Company’s other unsecured and unsubordinated indebtedness from time to time outstanding and will be effectively subordinated to all secured debt of The Southern Company.

See “Risk Factors” on page S-3 to read about certain factors you should consider before buying the securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior
	Note	Total

Initial public offering price	100.00%	$300,000,000
Underwriting discount	0.25%	$750,000
Proceeds, before expenses, to The Southern Company	99.75%	$299,250,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Series 2009B Senior Notes will accrue from the date of original issuance of the Series 2009B Senior Notes, which is expected to be October 22, 2009.

The underwriters expect to deliver the Series 2009B Senior Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on October 22, 2009.

Joint Book-Running Managers

Deutsche Bank Securities	RBS

Co-Manager

M.R. Beal & Company

October 19, 2009

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from The Southern Company or the underwriters specifying the final terms of the offering. You must not rely on any unauthorized information or representations. This Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2009B Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering is current only as of its respective date.

Prospectus Supplement

RISK FACTORS

Investing in the Series 2009B Senior Notes involves risk. Please see the risk factors in The Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, along with the disclosure related to risk factors contained in The Southern Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to The Southern Company or that The Southern Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series 2009B Senior Notes.

THE COMPANY

The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The Company is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.

SELECTED FINANCIAL INFORMATION

The following selected financial data for the years ended December 31, 2004 through December 31, 2008 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. For the years ended December 31, 2004 and December 31, 2005, “Consolidated Net Income After Dividends on Preferred and Preference Stock of Subsidiaries” has been derived from the Company’s unaudited selected financial data incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the six months ended June 30, 2009 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below in the “As Adjusted” column under “Capitalization” has not been adjusted to reflect the issuance of the Series 2009B Senior Notes offered hereby or the use of proceeds therefrom (see “Use of Proceeds”).

						Six Months
						Ended
	Year Ended December 31					June 30,
	2004	2005	2006	2007	2008	2009(1)
	(Millions, except ratios)

Operating Revenues	$11,729	$13,554	$14,356	$15,353	$17,127	$7,551
Consolidated Net Income After Dividends on Preferred and Preference Stock of Subsidiaries	1,532	1,591	1,573	1,734	1,742	604
Ratio of Earnings to Fixed Charges(2)	3.86	3.65	3.46	3.49	3.49	2.72

	Capitalization
	As of June 30, 2009
	Actual	As Adjusted(3)
	(Millions, except percentages)
Common Stockholders’ Equity	$13,784	$13,784	41.9%
Preferred and Preference Stock of Subsidiaries	707	707	2.2
Redeemable Preferred Stock of Subsidiaries	374	374	1.1
Senior Notes	13,483	13,483	41.0
Other Long-term Debt	4,438	4,527	13.8

Total, excluding amounts due within one year	$32,786	$32,875	100.0%

(1)	Due to seasonal variations in the demand for energy, operating results for the six months ended June 30, 2009 do not necessarily indicate operating results for the entire year.

(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries” and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Dividends on Preferred and Preference Stock of Subsidiaries,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction. In computing “Fixed Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

(3)	Reflects Georgia Power Company’s obligations in connection with the issuance in September 2009 of $89,200,000 aggregate principal amount of the Development Authority of Monroe Country (Georgia) Pollution Control Revenue Bonds (Georgia Power Company Plant Scherer Project), Second Series 2009 due September 1, 2049. The table has not been adjusted to reflect the issuance of the Series 2009B Senior Notes offered hereby or the use of proceeds therefrom (see “Use of Proceeds”).

USE OF PROCEEDS

The proceeds from the sale of the Series 2009B Senior Notes will be used by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $716,000,000 as of October 15, 2009, and for other general corporate purposes.

DESCRIPTION OF THE SERIES 2009B SENIOR NOTES

Set forth below is a description of the specific terms of the Series 2009B Floating Rate Senior Notes due October 21, 2011 (the “Series 2009B Senior Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 2007, as supplemented (the “Senior Note Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”).

General

The Series 2009B Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series 2009B Senior Notes will initially be issued in the aggregate principal amount of $300,000,000. The Company may, at any time and without the consent of the holders of the Series 2009B Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2009B Senior Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the Series 2009B Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

The entire principal amount of the Series 2009B Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 21, 2011. The Series 2009B Senior Notes are not subject to any sinking fund provision. The Series 2009B Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

Each Series 2009B Senior Note shall bear interest from the date of original issuance, payable quarterly in arrears on the 21st day of January, April, July and October (each, an “Interest Payment Date”) to the person in whose name such Series 2009B Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date, whether or not a Business Day. However, interest payable on the maturity date of a Series 2009B Senior Note will be paid to the same person to whom the principal is payable. The initial Interest Payment Date is January 21, 2010. The amount of interest payable will be computed on the basis of the actual number of days elapsed over a 360-day year. If any Interest Payment Date (other than the maturity date) would otherwise be a day that is not a Business Day, the Interest Payment Date will be the next succeeding Business Day. If the maturity date is not a Business Day, the principal and interest due on that date will be payable on the next succeeding Business Day, and no interest shall accrue for the intervening period.

The Series 2009B Senior Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.40%. Promptly upon such determination, the Calculation Agent will notify the Company and the Senior Note Indenture Trustee, if the Senior Note Indenture Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Series 2009B Senior Notes, the Company and the Senior Note Indenture Trustee.

Upon the request of a holder of the Series 2009B Senior Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

The accrued interest for any period is calculated by multiplying the principal amount of a Series 2009B Senior Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

All percentages resulting from any calculation of the interest rate on the Series 2009B Senior Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Certain Definitions

The following definitions apply to the Series 2009B Senior Notes.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii)  a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.

“Calculation Agent” means Wells Fargo Bank, National Association, or its successor appointed by the Company, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on an Interest Payment Date for the Series 2009B Senior Notes (or, with respect to the initial Interest Period only, commencing on the issue date for the Series 2009B Senior Notes) and ending on the day before the next succeeding Interest Payment Date for the Series 2009B Senior Notes.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next Interest Payment Date that appears on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the Underwriters (as defined below), selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the Underwriters, selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period. The establishment of LIBOR by the Calculation Agent shall (in the absence of manifest error) be final and binding. The Company will pay the principal of the Series 2009B Senior Notes and interest payable at maturity in immediately available funds at the corporate trust offices of Wells Fargo Bank, National Association, as Paying Agent.

“London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Reuters LIBOR01 Page” means the display designated as Reuters LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

Ranking

The Series 2009B Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Series 2009B Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each subsidiary. The Series 2009B Senior Notes will be effectively subordinated to all secured debt of the Company. The Company had no secured debt outstanding at June 30, 2009. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Redemption

The Series 2009B Senior Notes will not be redeemable at the option of the Company prior to maturity.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company (“DTC”) will act as the initial securities depositary for the Series 2009B Senior Notes. The Series 2009B Senior Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series 2009B Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2009B Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. The contents of such websites do not constitute part of this Prospectus Supplement.

Purchases of Series 2009B Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2009B Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2009B Senior Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2009B Senior Notes. Transfers of ownership interests in the Series 2009B Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2009B Senior Notes, except in the event that use of the book-entry system for the Series 2009B Senior Notes is discontinued.

To facilitate subsequent transfers, all Series 2009B Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2009B Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2009B Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2009B Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the Series 2009B Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series 2009B Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Series 2009B Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series 2009B Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global Series 2009B Senior Note will not be entitled to receive physical delivery of Series 2009B Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2009B Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2009B Senior Note.

DTC may discontinue providing its services as securities depositary with respect to the Series 2009B Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series 2009B Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the Series 2009B Senior Notes. In that event, certificates for the Series 2009B Senior Notes will be printed and delivered to the holders of record. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2009B Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2009B Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any Underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any Underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series 2009B Senior Notes set forth opposite its name below:

Principal Amount
of Series 2009B
Senior Notes
Deutsche Bank Securities Inc.	$142,500,000
RBS Securities Inc.	142,500,000
M.R. Beal & Company	15,000,000

Total	$300,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2009B Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to purchase all of the Series 2009B Series Notes offered hereby, if any of the Series 2009B Senior Notes are purchased.

The Underwriters propose initially to offer all or part of the Series 2009B Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2009B Senior Notes to certain dealers at such price less a concession not in excess of 0.15% of the principal amount of the Series 2009B Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.10% of the principal amount of the Series 2009B Senior Notes. After the initial public offering, the public offering price and other selling terms may be changed.

The Series 2009B Senior Notes are a new issue of securities with no established trading market. The Series 2009B Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2009B Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2009B Senior Notes or that an active public market for the Series 2009B Senior Notes will develop. If an active public trading market for the Series 2009B Senior Notes does not develop, the market price and liquidity of the Series 2009B Senior Notes may be adversely affected.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the offer and sale of the Series 2009B Senior Notes are estimated to be $155,000.

The Company has agreed with the Underwriters, that during the period 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2009B Senior Notes, any security convertible into, exchangeable into or exercisable for the Series 2009B Senior Notes or any debt securities substantially similar to the Series 2009B Senior Notes (except for the Series 2009B Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of Deutsche Bank Securities Inc. and RBS Securities Inc. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering of the Series 2009B Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2009B Senior Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating short positions in the Series 2009B Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2009B Senior Notes, the Underwriters may bid for, and purchase, Series 2009B Senior Notes in the open market. The Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Series 2009B Senior Notes in the offering, if the Underwriters repurchase previously distributed Series 2009B Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2009B Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2009B Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

The Underwriters and their affiliates have engaged in and may in the future engage in transactions with, and, from time to time, have performed commercial banking, investment banking and advisory services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

PROSPECTUS

The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 2 for information on certain risks related to the purchase of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 8, 2009

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

• common stock (the “Common Stock”),

• senior notes (the “Senior Notes”), or

• junior subordinated notes (the “Junior Subordinated Notes”).

This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading “Available Information.”

RISK FACTORS

Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, along with the disclosure related to risk factors contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

AVAILABLE INFORMATION

The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments of and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the common stock of the Company is listed.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated in this Prospectus by reference and made a part of this Prospectus:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

(c) the Company’s Current Reports on Form 8-K dated February 4, 2009, February 25, 2009, March 10, 2009, March 31, 2009 and May 8, 2009.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated in this Prospectus by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to Melissa K. Caen, Assistant Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.

THE SOUTHERN COMPANY

The Company was incorporated under the laws of Delaware on November 9, 1945. The Company is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.

The Company owns all the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The traditional operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, the Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power constructs, acquires, owns and manages generation assets and sells electricity at market-based rates in the wholesale market.

The Company also owns all the outstanding common stock or membership interests of Southern Communications Services, Inc. (“SouthernLINC Wireless”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), Southern Company Services, Inc. (“SCS”), Southern Company Holdings, Inc. (“Southern Holdings”) and other direct and indirect subsidiaries. SouthernLINC Wireless provides digital wireless communications for use by the Company and its subsidiary companies and markets these services to the public and also provides wholesale fiber optic solutions to telecommunication providers in the Southeast. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear plants. SCS is the system service company providing, at cost, specialized services to the Company and its subsidiary companies. Southern Holdings is an intermediate holding subsidiary for the Company’s investments in leveraged leases and various other energy-related businesses.

Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.

CERTAIN RATIOS

The following table sets forth the Ratios of Earnings to Fixed Charges for the periods indicated.

						Three Months
						Ended
	Year Ended December 31,					March 31,
	2004	2005	2006	2007	2008	2009(1)

Ratio of Earnings to Fixed Charges(2)	3.86	3.65	3.46	3.49	3.49	1.93

(1)	Due to seasonal variations in the demand for energy, operating results for the three months ended March 31, 2009 do not necessarily indicate operating results for the entire year.

(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries;” and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Dividends on Preferred and Preference Stock of Subsidiaries,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction. In computing “Fixed Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

USE OF PROCEEDS

Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes or the Junior Subordinated Notes will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

DESCRIPTION OF THE COMMON STOCK

The authorized capital stock of the Company currently consists of 1,000,000,000 shares of common stock, par value $5 per share. As of March 31, 2009, there were 782,433,682 shares of common stock issued and outstanding.

All shares of common stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors. The vote of two-thirds of the outstanding common stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the common stock. No stockholder is entitled to preemptive rights.

The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.

Certain business combination transactions, including mergers, sales of assets or securities having a fair market value of $100,000,000 or more, liquidations, dissolutions, reclassifications or recapitalizations, between the Company or any of its subsidiaries and any beneficial owner of more than 5% of the outstanding voting stock of the Company or any affiliate of such owner must be approved by the holders of 75% of the outstanding voting stock and a majority of the outstanding voting stock held by persons other than such beneficial owner, unless approved by a majority of the “Disinterested Directors” (generally directors not affiliated with such beneficial owner) or certain minimum price and procedural requirements are met. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.

The transfer agent and registrar for the common stock is SCS, 30 Ivan Allen Jr. Blvd., Atlanta, Georgia 30308.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used in this Prospectus are defined in the Senior Note Indenture.

General

The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company. The Company had no secured debt outstanding at March 31, 2009. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preference stockholders of each subsidiary. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

(b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest of any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Senior Note Indenture Trustee may serve as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture to be entered into between the Company and the trustee as named in the Subordinated Note Indenture (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Subordinated Note Indenture.

General

The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior

Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.

The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

Subordination

The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 2009, Senior Indebtedness of the Company aggregated approximately $1,798,000,000. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preferences stockholders of each subsidiary.

Additional Interest

“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants

The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Events of Default

The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:

(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest on such unpaid interest, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

(b) failure to pay principal or premium, if any, or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Subordinated Note Indenture Trustee

The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Subordinated Note Indenture Trustee may serve as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law

The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION

The Company may sell the Common Stock, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such Common Stock, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes or Junior Subordinated Notes may be listed.

If underwriters participate in the sale, such Common Stock, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes or Junior Subordinated Notes, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes or Junior Subordinated Notes may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York. From time to time, Dewey & LeBoeuf LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The Company’s consolidated financial statements for the year ended December 31, 2008 incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated May 8, 2009, and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2009, (2) express an unqualified opinion on the consolidated financial statement schedule and (3) express an unqualified opinion on the Company’s internal control over financial reporting) which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Series 2009B Floating Rate Senior Notes
due October 21, 2011

PROSPECTUS SUPPLEMENT
October 19, 2009

Joint Book-Running Managers

Deutsche Bank Securities	RBS

Co-Manager
M.R. Beal & Company